Exhibit 10.29

SUNGARD

2005 MANAGEMENT INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan and the Award Agreements, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Except as otherwise provided by the express terms of an Award Agreement, all determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. A maximum of 60,000,000 shares of Class A Common, 7,000,000 shares of Class L Common, and 2,500,000 shares of Lowerco Preferred may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422 of the Code and the regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company or any of its subsidiaries. No fractional shares of Stock will be delivered under the Plan.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein, and shall furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Award. By entering into an Award Agreement, the Participant agrees to the terms of the Award and of the Plan, to the extent not inconsistent with the express terms of the Award Agreement. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

(3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases: Immediately upon the cessation of Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

(B) all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Options could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(C) all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.

(4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

(5) Dividend Equivalents, Etc. To the extent consistent with Section 409A of the Code, the Administrator may in its sole discretion provide for the payment of amounts in cash, or for other adjustments to an Award, upon the payment of a cash dividend or distribution, or upon a substantially pro rata redemption or repurchase, with respect to Stock subject to an Award.

(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of potential future profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or its Affiliate to the Participant, except to the extent such potential future profit is taken into account in determining the current value of an Award under a recognized valuation model.

(7) Stockholders Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award requiring exercise. Unless the Administrator determines otherwise, and in all events in the case of a Stock Option (except as otherwise permitted pursuant to Section 6(a)(5) or Section 7(b)(1) hereof), the exercise price of an Award requiring exercise will not be less than the fair market value of the Stock subject to the Award, determined as of the date of grant, and in the case of an ISO granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code, the exercise price will not be less than 110% of the fair market value of the Stock subject to the Award, determined as of the date of grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or (b) if so permitted by the Administrator, (i) through the delivery of shares of Stock that have a fair market value equal to the exercise price, except where payment by delivery of shares would adversely affect the Company’s results of operations under Generally Accepted Accounting Principles or where payment by delivery of shares outstanding for less than six months would require application of securities laws relating to profit realized on such shares, (ii) where permitted by law, by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (iii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (b)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) ISOs. No ISO may be granted under the Plan after August 10, 2015, but ISOs previously granted may extend beyond that date.

(c) Awards Not Requiring Exercise

Awards of Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Except as otherwise provided in an Award Agreement: In the event of a Change of Control in which there is an acquiring or surviving entity, the Administrator may, unless the Administrator determines that doing so is inappropriate or unfeasible, provide for the continuation or assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as preserve the intrinsic value of the Award in the Administrator’s good faith determination. In the event of a Change of Control (whether or not there is an acquiring or surviving entity) in which there is no assumption or substitution as to some or all outstanding Awards, the Administrator shall, to the extent necessary to preserve the value of the Award, provide for treating as satisfied any time-based vesting condition on any such Award or for the accelerated delivery of shares of Stock issuable under each such Award consisting of Restricted Stock Units, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Change of Control. Except as otherwise provided in an Award Agreement, each Award (unless assumed pursuant to the first sentence of this Section 7(a)), other than Restricted Stock (which shall be treated as described in the following sentence of this Section 7(a)) will terminate upon consummation of the Change of Control. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Change of Control be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes In, Distributions With Respect To And Redemptions Of The Stock

(1) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event (other than those described in Section 7(a)), the Administrator will, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make adjustments to the maximum number of shares that may be delivered under the Plan under Section 4(a) and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code, where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company shall use best efforts to ensure, prior to delivering shares of Stock pursuant to the Plan or removing any restriction from shares of Stock previously delivered under the Plan, that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. Neither the Company nor any Affiliate will be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the conditions set forth in the preceding sentence have been satisfied and all other conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative or attorney of the Company or any Affiliate has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

12.	ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

Except as otherwise provided by the express terms of an Award Agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

EXHIBIT A

Definitions of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee. The Administrator may delegate ministerial tasks to such persons as it deems appropriate.

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Stockholders Agreement.

“Award”: Any or a combination of the following:

(i)	Stock Options,

(ii)	Restricted Stock,

(iii)	Unrestricted Stock,

(iv)	Restricted Stock Units;

(v)	Awards (other than Awards described in (i) through (iv) above) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines;

(vi)	Performance Awards; and/or

(vii)	Current or deferred grants of cash (which the Company may make payable by any of its direct or indirect subsidiaries) or loans, made in connection with other Awards.

“Award Agreement”: A written agreement between the Company and the Participant evidencing the Award.

“Board”: With respect to SunGard Capital Corp., the Board of Directors of SunGard Capital Corp.; with respect to SunGard Capital Corp. II, the Board of Directors of SunGard Capital Corp. II.

“Cause”: The occurrence of the events described in the following clauses (i) through (iii), provided that no act or failure to act shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company and its subsidiaries:

(i) at least two-thirds of the members of the Board of Directors of the Company determined in good faith that Participant (A) was guilty of gross negligence or willful misconduct in the performance of his duties for the Company or any of its subsidiaries (other than due to illness or injury suffered by Participant or a member of his family, or comparable personal problem), (B) breached or violated, in any material respect, any agreement between the Participant and the Company (or any of its subsidiaries) or any material policy in the SunGard Global Business Conduct and Compliance Program (as amended from time to time), or (C) committed an act of dishonesty or breach of trust, or is convicted of a crime, and the result of such dishonesty, breach of trust, or conviction of a crime is that there is material or potentially material financial or reputational harm to the Company (or any of its subsidiaries); and

(ii) such determination was made at a duly convened meeting of the Board of Directors of the Company (A) of which the Participant received written notice at least ten (10) days in advance, which notice shall have set forth in reasonable detail the facts and circumstances claimed to provide a basis for a finding that one of the events described in subsection (i) above occurred, and (B) at which the Participant had a reasonable opportunity to make a statement and answer the allegations against the Participant; and

(iii) either (A) the Participant was given a reasonable opportunity to take remedial action but failed or refused to do so, or (B) at least two-thirds of the members of the Board of Directors of the Company also determined in good faith, at such meeting, that an opportunity to take remedial action would not have been meaningful under the circumstances.

“Change of Control”: A “Change of Control” as defined in the Stockholders Agreement.

“Class A Common”: Class A-8 Common Stock of SunGard Capital Corp., par value $.001 per share or another class of Class A Common Stock of the Company as designated by the Board.

“Class L Common”: Class L Common Stock of SunGard Capital Corp., par value $.001 per share.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board.

“Company”: SunGard Capital Corp., a Delaware corporation, except that such term shall refer to SunGard Capital Corp. II, a Delaware corporation, with respect to Awards relating to Lowerco Preferred.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Administrator provides otherwise: A Participant who receives an Award in his or her capacity as an Employee will be deemed to cease Employment when the employee-employer relationship with the Company and its Affiliates ceases. A Participant who receives an Award in any other capacity will be deemed to continue Employment so long as the Participant is providing services in a capacity described in Section 5.

If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Lowerco Preferred”: 10% Cumulative Preferred Stock, par value $.001 per share, of SunGard Capital Corp. II.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. If a Performance Award so provides, such criteria may be made subject to appropriate adjustments taking into account the effect of significant corporate transactions or similar events for the purpose of maintaining the probability that the specified criteria will be satisfied. Such adjustments shall be made only in the amount deemed reasonably necessary, after consultation with the Company’s accountants, to reflect accurately the direct and measurable effect of such event on such criteria.

“Plan”: SunGard 2005 Management Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions under this Plan or such Award requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: An unfunded and unsecured promise to deliver Stock or other securities in the future on specified terms.

“Stock”: Class A Common, Class L Common, and Lowerco Preferred.

“Stockholders Agreement”: Stockholders Agreement, dated as of August 10, 2005, among the Company and certain affiliates, stockholders and Participants.

“Stock Option”: An option entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.